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                           TCMI ELECTRONICS, INC.
                                  EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE


                                     Nine Months Ended        Year Ended
                                     September 30, 1997       December 31
                                     ------------------   -------------------
                                                          1996          1995
                                                          ----          ----
BASIC EPS:

Net income                               $1,310,457     $ 148,337     $ 473,416
                                         ==========     =========     =========
Weighted average shares outstanding       3,596,332     2,865,445     1,893,600
                                          =========     =========     =========
Basic EPS                                $     0.37     $    0.05     $    0.25
                                         ==========     =========     =========


PRO FORMA EPS:

Income before income taxes                              $ 167,336     $1,007,616

Pro forma income taxes                                      6,000        509,100
                                                        ---------     ----------
Pro forma net income                                    $ 161,336     $  498,516
                                                        =========     ==========
Weighted average shares outstanding                     2,865,445      1,893,600
                                                        ---------      ---------
Pro forma net income per share                          $    0.06     $     0.26
                                                        =========     ==========

PRIMARY & FULLY DILUTED EPS

Net Income                               $1,310,457     $ 148,337     $ 473,416

Addition net income due to
decrease in interest expense, net of        380,357       195,841            --
income taxes

Adjusted net income                      $1,690,814     $ 344,178     $ 473,416
                                         ==========     =========     =========
Weighted average number shares            3,515,829     2,865,445     1,893,600
outstanding and common stock
equivalents

Equivalent shares outstanding             1,796,834     1,472,256            --
assuming exercise of the options and
warrants under the modified treasury
stock method

Shares held in escrow in connection          80,503            --            --
with acquisition

Total weighted shares outstanding         5,393,166     4,337,256     1,893,600
and common stock equivalents              =========     =========     =========

Primary and Fully Diluted EPS                 $0.31         $0.08         $0.25
(antidilutive in 1996)                    =========     =========     =========